Exhibit 99.1

Professional Holding Corp. Reports First-Quarter Results

Quarterly Net Income of $4.8 Million as Assets Top $2.2 Billion

Coral Gables, Fla., May 5, 2021 – Professional Holding Corp. (the “Company”) (NASDAQ:PFHD), the parent company of Professional Bank (the “Bank”), today reported net income of $4.8 million, or $0.34 per diluted share, for the first quarter of 2021 compared to net income of $5.5 million, or $0.38 per diluted share, for the fourth quarter of 2020, and a net loss of $1.3 million, or ($0.14) per diluted share, for the first quarter of 2020, respectively.

“We are pleased to report another quarter of balance sheet expansion,” said Daniel R. Sheehan, Chairman and Chief Executive Officer. “Total loans increased 4.3% to $1.7 billion. The balance sheet performance combined with our share repurchase activity resulted in a tangible book value increase to $14.21 per share. We continue to benefit from a healthy pipeline of loan and deposit activities and look forward to more liquidity deployment opportunities.” Chief Financial Officer Mary Usategui added, “we continue to focus on sensible expense management while we scale the balance sheet.”

Results of Operations for the Three Months Ended March 31, 2021

●	Net income decreased $0.7 million, or 13.6%, to $4.8 million from the prior quarter. The decrease was primarily due to core deposit intangible accretion surrounding adjustments to the day one accounting for the Marquis Bancorp Inc. (“MBI”) acquisition of $1.4 million in the fourth quarter of 2020 (the “Purchase Accounting Adjustment”).
●	Pre-tax pre-provision earnings (non-GAAP, see Explanation of Certain Unaudited Non-GAAP Financial Measures) decreased $1.5 million, or 16.9%, to $7.2 million from the prior quarter, primarily due to the Purchase Accounting Adjustment, and increased $7.8 million the same period in 2020.
●	Net interest income decreased $0.3 million, or 2.0%, to $17.9 million from the prior quarter, primarily due to the Purchase Accounting Adjustment, and increased $9.8 million, or 121.8%, compared to the same period in 2020.
●	Noninterest income decreased $0.4 million, or 26.3% to $1.1 million, from the prior quarter primarily due to less interest rate swap fee income, fewer third-party residential loan sales, and the accelerated depreciation of premises and equipment from the MBI headquarters lease termination of $0.1 million, offset by increased BOLI income.
●	Noninterest expense increased $0.7 million, or 6.3%, to $11.8 million from the prior quarter and increased $2.3 million, or 24.3%, compared to the same period in 2020. The quarter over quarter increase was due to compensation expense in relation to change in control payments to two former MBI employees and the year over year increase was due in part to additional employees from the MBI acquisition.

Financial Condition:

At March 31, 2021:

●	Total assets increased 8.6%, or $0.2 billion, to $2.2 billion from the prior quarter.
●	Total loans increased 4.3%, or $72.1 million, to $1.7 billion from the prior quarter. We experienced growth across all loan types due to new originations. New loan originations were $227.7 million ($131.3 million of conventional and $96.4 million of Payroll Protection Program (“PPP”)). The Company’s PPP loan balance increased $20.9 million, or 11.0%, from the prior quarter.
●	Nonperforming assets decreased $7.6 million, or 73.4%, to $2.8 million from the prior quarter, primarily driven by the partial charge off of the Coex loan which was previously reserved. As of March 31, 2020, the Company had nonperforming assets of $4.0 million.

Capital

The Company’s capital position remained strong as of March 31, 2021, with a total risk-based capital ratio of 14.1% and a leverage capital ratio of 9.6%.  Each of the Company’s capital ratios remain well in excess of regulatory requirements.

On March 2, 2020, the Company’s Board of Directors authorized the repurchase from time to time of the Company’s Class A Common Stock. Under this program, shares may be repurchased in open market transactions, including plans complying with Rule 10b5-1 under the Exchange Act. For the three months ended March 31, 2021, the Company repurchased 54,479 shares of Class A Common Stock, at an average price of $16.11 per share. On May 5, 2021, the Company issued a press release announcing that the Board of Directors of the Company authorized an increase in the amount available under its existing stock repurchase program such that, effective May 6, 2021, $10.0 million is available to repurchase outstanding shares of the Company’s Class A Common Stock.

Liquidity

The Company maintains a strong liquidity position. At March 31, 2021, in addition to its balance sheet liquidity, the Company had the ability to generate approximately $316.5 million in additional liquidity through available resources.

Net Interest Income and Net Interest Margin Analysis

Net interest income was $17.9 million for the three months ended March 31, 2021. The following table shows the average outstanding balance of each principal category of the Company’s assets, liabilities, and shareholders’ equity, together with the average yields on assets and the average costs of liabilities for the periods indicated. Such yields and costs are calculated by dividing the annualized income or expense by the average daily balances of the corresponding assets or liabilities for the respective periods. For the three months ended March 31, 2021, the Company’s cost of funds was 0.40% which was partially offset by a portion of participation loans which were reclassified to other borrowings.

	For the Three Months Ended March 31,
	2021			2020
	Average	Interest		Average	Interest
	Outstanding	Income/	Average	Outstanding	Income/	Average
(Dollars in thousands)	Balance	Expense(4)	Yield/Rate	Balance	Expense(4)	Yield/Rate
Assets
Interest earning assets
Interest-bearing deposits	$179,127	$46	0.10%	$184,497	$585	1.28%
Federal funds sold	44,264	16	0.15%	34,943	119	1.37%
Federal Reserve Bank stock, FHLB stock and other corporate stock	7,965	95	4.84%	5,296	79	6.00%
Investment securities	91,436	382	1.69%	46,107	222	1.94%
Loans(1)	1,664,886	19,233	4.69%	813,746	10,015	4.95%
Total interest earning assets	1,987,678	19,772	4.03%	1,084,589	11,020	4.09%
Noninterest earning assets	129,560			59,525
Total assets	2,117,238			1,144,114
Liabilities and shareholders’ equity
Interest-bearing liabilities
Interest-bearing deposits	1,208,741	1,317	0.44%	762,967	2,626	1.38%
Borrowed funds	146,408	576	1.60%	60,000	333	2.23%
Total interest-bearing liabilities	1,355,149	1,893	0.57%	822,967	2,959	1.45%
Noninterest-bearing liabilities
Noninterest-bearing deposits	524,114			194,222
Other noninterest-bearing liabilities	18,893			12,142
Shareholders’ equity	219,082			114,783
Total liabilities and shareholders’ equity	$2,117,238			$1,144,114
Net interest spread(2)			3.47%			2.64%
Net interest income		$17,879			$8,061
Net interest margin(3)			3.65%			2.99%

(1)	Includes nonaccrual loans.
(2)	Net interest spread is the difference between interest earned on interest earning assets and interest paid on interest-bearing liabilities.
(3)	Net interest margin is a ratio of net interest income to average interest earning assets for the same period.
(4)	Interest income on loans includes loan fees of $2.7 million and $0.1 million for the three months ended March 31, 2021, and 2020, respectively.

Provision for Loan Losses

The Company’s provision for loan losses amounted to $1.0 million for the first quarter of 2021 compared to $1.3 million from the prior quarter. The provision was made primarily to support continued loan growth, exclusive of PPP loans.

Investment Securities

The Company’s investment portfolio decreased $8.3 million, or 8.7%, to $86.8 million from the prior quarter. The decrease was primarily due to investment redemptions, paydowns, and maturities. To supplement interest income earned on the Company’s loan portfolio, the Company invests in high quality mortgage-backed securities, government agency bonds, corporate bonds, community development district bonds, and equity securities (including mutual funds).

Loan Portfolio

The Company’s primary source of income is derived from interest earned on loans. The Company’s loan portfolio consists of loans secured by real estate as well as commercial business loans, construction and development loans, and other consumer loans. The Company’s loan clients primarily consist of small to medium sized businesses, the owners and operators of those businesses, and other professionals, entrepreneurs and high net worth individuals. The Company’s owner-occupied and investment commercial real estate loans, residential construction loans, and commercial business loans provide higher risk-adjusted returns, shorter maturities, and more sensitivity to interest rate fluctuations and are complemented by the relatively lower risk residential real estate loans to individuals. The Company’s lending activities are principally directed to the Miami-Dade MSA. The following table summarizes and provides additional information about certain segments of the Company’s loan portfolio as of March 31, 2021:

	March 31, 2021		December 31, 2020
(Dollars in thousands)	Amount	Percent	Amount	Percent
Commercial real estate	$820,465	47.2%	$777,776	46.7%
Owner Occupied	305,932	—	286,992	—
Non-Owner Occupied	514,533	—	490,784	—
Residential real estate	369,234	21.2%	380,491	22.8%
Commercial (Non-PPP)	232,170	13.4%	206,665	12.4%
Commercial (PPP)	210,862	12.1%	189,977	11.4%
Construction and development	93,302	5.4%	99,883	6.0%
Consumer and other loans	12,563	0.7%	11,688	0.7%
Total loans	$1,738,596	100.0%	$1,666,480	100.0%
Unearned loan origination (fees) costs, net	(7,197)		(5,578)
Allowance for loan losses	(9,656)		(16,259)
Loans, net(1)	$1,721,743		$1,644,643

(1)	Does not include loan control, loan participation control or loans in process.

The Company participated in the PPP and funded 2,113 small business loans representing $322.5 million in relief proceeds under all 3 Rounds of the PPP. During the first quarter of 2021, the Company funded 608 loans representing $96.4 million under Round 3 of the PPP. Through the Company’s online PPP application and loan closing documentation process, there have been 1,062 loans submitted for forgiveness for a total of $160.4 million, or 70.9% of total PPP loan volume from Rounds 1 and 2 as of March 31, 2021. From the total loans submitted for forgiveness, 913 loans representing $110.8 million, were forgiven and derecognized from the balance sheet. Most of the PPP loans were initially pledged to the Federal Reserve as part of the Payroll Protection Program Liquidity Facility ("PPPLF"). The PPPLF pledged loans are non-recourse to the Company. In addition, we paid off approximately $74.6 million in PPPLF advances during the three months ended March 31, 2021, and had none remaining as of April 30, 2021.

As a result of the COVID-19 pandemic the Company has reviewed and processed numerous debt service relief requests in accordance with Section 4013 of the CARES Act and interagency guidelines published by federal banking regulators on March 13, 2020. As currently interpreted by the agencies, the guidelines assert that short-term modifications made on good faith for reasons related to the COVID-19 pandemic to borrowers who were current prior to such relief are not considered Troubled Debt Restructurings (“TDRs”). These modifications include deferrals of principal and interest, modification to interest only, and deferrals to escrow requirements. The modifications have varying terms up to six months. As of March 31, 2021, the Company has approved $199.8 million in payment relief modifications that were granted under the CARES Act guidance associated with the treatment of TDRs. Since the inception of the CARES Act, one loan was downgraded to non-performing in the amount of $1.3 million, and one loan remains on payment relief with an outstanding balance of $0.4 million. These loans remain under the exemption from TDR classification as provided for in the CARES Act. All other loans that were provided payment relief have either been reinstated to their original payment terms or paid off.  To manage credit risk, the Company increased oversight and analysis of loans to borrowers in vulnerable industries, such as hotels and hospitality. As of March 31, 2021, these hotels and hospitality loans have a balance of $59.2 million. As of March 31, 2021, $32.2 million of these hotels and hospitality loans were provided payment relief consistent with Section 4013 of the CARES Act and the interagency guidelines published on March 13, 2020. As of March 31, 2021, all loans in this segment have been reinstated and returned to normal payment schedules.

Non-Performing Assets

As of March 31, 2021, the Company had nonperforming assets of $2.8 million, or 0.12% of total assets, compared to nonperforming assets of $10.4 million, or 0.51% of total assets, at December 31, 2020. In March 2021, the Company partially charged off the Coex loan that was previously reserved during the third quarter of 2020, in the amount of $7.6 million.

Allowance for Loan and Lease Loss (“ALLL”)

The Company’s allowance for loan losses decreased $6.6 million, or 40.6%, from the prior quarter to $9.7 million. The quarter over quarter decrease was primarily driven by the partial charge off of the Coex loan which was previously reserved. The Company’s allowance for loan losses as a percentage of total loans (net of overdrafts and excluding PPP loans) was 0.63% at March 31, 2021, compared to 1.10% from the prior quarter.

COVID-19 Operational Response and Bank Preparedness:

The Company continues to work within the COVID-19 pandemic response plans which were originally established in the Spring of 2020. The Company continues to update these plans to ensure that they comply with the latest governmental guidelines and health conditions. We hope that the downward trend in infections continues and we are encouraging our employees to be vaccinated. Furthermore, we believe that if conditions continue to improve, as more of the general population is vaccinated, we may be able to return to a normalized office schedule in the Summer of 2021.

PROFESSIONAL HOLDING CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollar amounts in thousands, except share data)

	March 31,	December 31,
	2021	2020
ASSETS
Cash and due from banks	$29,140	$62,305
Interest-bearing deposits	250,670	129,291
Federal funds sold	43,919	25,376
Cash and cash equivalents	323,729	216,972
Securities available for sale, at fair value	79,408	87,508
Securities held to maturity (fair value March 31, 2021 – $1,528, December 31, 2020 – $1,561)	1,515	1,547
Equity securities	5,914	6,005
Loans, net of allowance of $9,656 and $16,259 as of March 31, 2021, and December 31, 2020, respectively	1,721,279	1,644,643
Federal Home Loan Bank stock, at cost	2,529	3,229
Federal Reserve Bank stock, at cost	4,944	4,762
Accrued interest receivable	6,511	6,666
Premises and equipment, net	4,033	4,370
Bank owned life insurance	37,641	37,360
Deferred tax asset	8,923	10,525
Goodwill	24,621	24,621
Core deposit intangibles	1,347	1,422
Other assets	11,164	7,640
Total assets	$2,233,558	$2,057,270
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand – non-interest bearing	$589,415	$475,598
Demand – interest bearing	1,067,530	947,370
Time deposits	248,759	236,575
Total deposits	1,905,704	1,659,543
Official checks	4,238	4,447
Federal Home Loan Bank advances	40,000	40,000
Other borrowings	40,678	114,573
Subordinated debt	10,108	10,153
Accrued interest and other liabilities	12,799	12,989
Total liabilities	2,013,527	1,841,705
Stockholders’ equity
Preferred stock, 10,000,000 shares authorized, none issued	—	—
Class A Voting Common stock, $0.01 par value; authorized 50,000,000 shares, issued 14,281,977 and outstanding 13,661,567 shares as of March 31, 2021, and authorized 50,000,000 shares, issued 14,100,760 and outstanding 13,534,829 shares at December 31, 2020	143	141
Class B Non-Voting Common stock, $0.01 par value; 10,000,000 shares authorized, none issued and outstanding at March 31, 2021, and none issued and outstanding at December 31, 2020	—	—
Treasury stock, at cost	(10,087)	(9,209)
Additional paid-in capital	209,770	208,995
Retained earnings	19,541	14,756
Accumulated other comprehensive income (loss)	664	882
Total stockholders’ equity	220,031	215,565
Total liabilities and stockholders' equity	$2,233,558	$2,057,270

PROFESSIONAL HOLDING CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)

(Dollar amounts in thousands, except share data)

	Three Months Ended March 31,
	2021	2020
Interest income
Loans, including fees	$19,233	$10,015
Taxable securities	382	222
Dividend income on restricted stock	95	79
Other	62	704
Total interest income	19,772	11,020

Interest expense
Deposits	1,317	2,626
Federal Home Loan Bank advances	196	278
Subordinated debt	130	—
Other borrowings	250	55
Total interest expense	1,893	2,959

Net interest income	17,879	8,061
Provision for loan losses	1,038	845
Net interest income after provision for loan losses	16,841	7,216

Non-interest income
Service charges on deposit accounts	395	222
Income from Bank owned life insurance	282	129
SBA origination fees	145	30
SWAP fees	209	263
Third party loan sales	75	110
Gain on sale and call of securities	1	4
Other	12	98
Total non-interest income	1,119	856

Non-interest expense
Salaries and employee benefits	6,784	5,263
Occupancy and equipment	1,102	774
Data processing	290	176
Marketing	153	137
Professional fees	628	355
Acquisition expenses	684	1,663
Regulatory assessments	349	214
Other	1,798	904
Total non-interest expense	11,788	9,486

Income (loss) before income taxes	6,172	(1,414)
Income tax provision (benefit)	1,387	(97)
Net income (loss)	4,785	(1,317)

Earnings per share:
Basic	$0.36	$(0.14)
Diluted	$0.34	$(0.14)

Other comprehensive income:
Unrealized holding gain (loss) on securities available for sale	(289)	324
Tax effect	71	(82)
Other comprehensive gain (loss), net of tax	(218)	242
Comprehensive income (loss)	$4,567	$(1,075)

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”), including adjusted net income and adjusted net income per share, which we refer to “non-GAAP financial measures.” The table below provides a reconciliation between these non-GAAP measures and net income and net income per share, which are the most comparable GAAP measures.

Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these measures are useful supplemental information that can enhance investors’ understanding of the Company’s business and performance without considering taxes or provisions for loan losses and can be useful when comparing performance with other financial institutions. However, these non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures.

Reconciliation of non-GAAP Financial Measures

	Three Months Ended
	March 31,
(Dollar amounts in thousands, except per share data)	2021	2020
Net interest income (GAAP)	$17,879	$8,061
Total non-interest income	1,119	856
Total non-interest expense	11,788	9,486
Pre-tax pre-provision earnings (non-GAAP)	$7,210	$(569)
Total adjustments to non-interest expense	(684)	(1,663)
Adjusted pre-tax pre-provision earnings (non-GAAP)	$7,894	$1,094

Return on average assets (GAAP)	0.90%	(0.46)%
Adjusted return on average assets (non-GAAP)
Annualized pre-tax pre-provision ROAA (non-GAAP)	1.36%	(0.20)%
Adjusted annualized pre-tax pre-provision ROAA (non-GAAP)	1.49%	0.38%

	March 31, 2021	December 31, 2020
Allowance for Loan Loss	$9,656	$16,259
Total Loans (GAAP)	$1,738,596	$1,666,480
Less PPP loans	$210,862	$189,977
Total loans held for investment (non-GAAP)	$1,527,734	$1,476,503
Purchase accounting loan marks	$17,034	$18,835
Total loans excluding PPP loans and loan marks	$1,544,768	$1,457,668
Professional Bank loans	$1,059,773	$1,002,603

Allowance for Loan Loss as a % of Total Loans (GAAP)	0.56%	0.98%
Allowance for Loan Loss as a % of total loans held for investment (non-GAAP)	0.63%	1.10%
Allowance for Loan Loss as a % of Professional Bank loans (non-GAAP)	0.91%	1.62%
Loan marks + Allowance for Loan Loss / Total loans excluding PPP loans and loan marks (non-GAAP)	1.73%	2.41%

Additional Materials

There is also a slide presentation with supplemental financial information relating to this release that can be accessed at https://myprobank.com/ir/.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained in this presentation that are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements preceded by, followed by or including words such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” “may,” “will,” “would,” “could” or “should” and similar expressions. Forward-looking statements represent the Company’s current expectations, plans or forecasts and involve significant risks and uncertainties. Several important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include, without limitation, current and future economic and market conditions, including those that could impact credit quality and the ability to generate loans and gather deposits; the duration, extent and impact of the COVID-19 pandemic, including the governments’ responses to the pandemic, on our and our customers’ operations, personnel, and business activity (including developments and volatility), as well as COVID-19’s impact on the credit quality of our loan portfolio and financial markets and general economic conditions; the effects of our lack of a diversified loan portfolio and concentration in the South Florida market; the impact of current and future interest rates and expectations concerning the actual timing and amount of interest rate movements; competition; our ability to execute business plans; geopolitical developments; legislative and regulatory developments; inflation or deflation; market fluctuations; natural disasters (including pandemics such as COVID-19); potential business uncertainties related to the integration of MBI, including into our operations critical accounting estimates; and other factors described in our Form 10-K for the year ended December 31, 2020, and other filings with the Securities and Exchange Commission. The Company disclaims any obligation to update any of the forward-looking statements included herein to reflect future events or developments or changes in expectations, except as may be required by law.

About Professional Holding Corp. and Professional Bank:

Professional Holding Corp. (NASDAQ:PFHD), is the financial holding company for Professional Bank, a Florida state-chartered bank established in 2008. Professional Bank focuses on providing creative, relationship-driven commercial banking products and services designed to meet the needs of small to medium-sized businesses, the owners and operators of these businesses, professionals, and entrepreneurs. Professional Bank currently operates through a network of nine locations in the regional areas of Miami-Dade, Broward, and Palm Beach counties. It also has a Digital Innovation Center located in Cleveland, Ohio and a loan production office in New England. For more information, visit www.myprobank.com. Member FDIC. Equal Housing Lender.